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                                                                      Exhibit 21


                       SUBSIDIARIES OF BIKERS DREAM, INC.



Bikers Dream International, Inc.  (California, 1995)
         (Franchise subsidiary, active)

Bikers Dream Management Services, Inc.  (California, 1995)
         (inactive)

Bikers Dream Distribution, Inc.  (Nevada, 1995)
         (Mobile Store, "Dream Wheels," active)

Bikers Dream Eagle Enterprises, Inc.  (California, 1995)
         (inactive)